EXHIBIT 10.3
February 1, 2006
Don R. Judson
Dear Don:
We are pleased to extend to you an offer to join the West Coast Bank team. Your anticipated start date is subject to the successful acquisition of Mid-Valley Bank. The following offer will be void should the merger be cancelled for any reason.
1.	Employment Period. You will be employed for 90 days from the date of the closing. Upon your completion of this 90-day period, your employment will be considered to have terminated “for reasons other than death, Disability or retirement” for purposes of Section 2.5 of your Salary Continuation Agreement with Mid-Valley Bank.

2.	Title. You will be employed as Manager of Business Development. You will have such specific duties as shall be assigned by our President and CEO which duties shall be similar to those for Business Development Officers in comparable-sized banks.

3.	Salary. Your total compensation for the 90-day period will be $32,754. This will be paid out to you in installments, less applicable withholding, at West Coast Bank’s regular pay dates (the 15th and the last day of the month) with the first and last payments prorated as necessary. The final payment will be made on the last day of your employment.

4.	Noncompetition; Nonsolicitation; Confidentiality. You will continue to be subject to the noncompete and confidentiality provisions of Section 2 of your employment agreement with Mid-Valley Bank, except that:
(a)	The restricted territory will be Clackamas and Marion Counties, Oregon;

(b)	You will be subject to the following nonsolicitation restrictions:
(1)	You will not, directly or indirectly, either on behalf of yourself or competitors of Mid-Valley Bank or West Coast Bank and their affiliates (“the Banks”):
(A)	Solicit any client or prospective client of the Banks;

(B)	Otherwise encourage or entice any client or prospective client of either of the Banks to reduce or refrain from doing business with either of the Banks;

(C)	Interfere with or damage any relationship between either of the Banks and their customers; or

(D)	Employ or seek to employ any employee of either of the Banks or encourage or entice any such employee to leave such employment.
(2)	These nonsolicitation restrictions will be effective from the date you sign this letter until one year from the date your employment with West Coast Bank ends;

(3)	If West Coast Bank pursues injunctive relief for a breach of Section 2.5 as modified under this Item 4, it may do so without posting bond or other security; and

(4)	If any of the provisions of this Item 4 are held to be unenforceable under applicable law, they will be modified to the extent required to make them enforceable.
In consideration for these commitments, we will pay you $65,508 (equal to six months salary). This will be paid to you in a lump-sum payment, less applicable withholding, one year from the date of your last day of employment with West Coast Bank. This payment will be forfeited if: (a) you voluntarily terminate your employment before the end of the 90-day employment period; (b) West Coast Bank terminates your employment for cause; or (c) you violate any of the provisions of this Item 4.

5.	Retiree Health Benefits. You will be eligible for retiree coverage under West Coast Bank’s group health plan for yourself, your spouse and dependents which coverage shall be the same for Bank officers.

6.	Vacation/Sick Time. You will not accrue any vacation or sick time during your 90-day employment period.

7.	Current Agreement Superseded. Upon the closing of the merger, this offer letter will become our employment agreement and will supersede the employment agreement you have with Mid-Valley Bank, except for Section 2 as discussed in Item 4 above. As an employee of West Coast Bank, you will be subject to the policies of the Bank and West Coast Bancorp.
You understand that no other representations or commitments have been made concerning our offer to you. Please initial here D
If the terms of this offer are agreeable to you, please sign and date the bottom of this letter and return it to me at P.O. Box 428, Salem, Oregon or by fax at 503-399-2926. Please keep a copy for your records. You may contact me at 503-598-3242 if you have any questions, concerns or comments regarding this offer and to determine your start date.
Don, we feel that you have a great deal to contribute to this company, and we look forward to having you on the West Coast Bank team.
Sincerely,
/s/ Cyndi Sparacio
Cyndi Sparacio
EVP/HR Director
Terms subject to the successful acquisition of Mid-Valley Bank. In addition, this offer is null and void if you violate any of the noncompete/nonsolicitation/confidentiality provisions stated in Item 4 above before the acquisition closing date.

Terms of Offer Accepted:	/s/ Don R. Judson

Don R. Judson

2/1/06

Date

cc:	Robert Sznewajs/President and CEO